Exhibit 99.1

OneSpan Reports Results for Second Quarter and First Six Months of 2019; Reiterates Full Year 2019 Guidance

Second Quarter Financial Results

•	Total revenue grew 13% year-over-year to $56.2 million
•	Adjusted EBITDA of $2.5 million[1]
•	GAAP loss per share of $0.06
•	Non-GAAP earnings per share of $0.01[1]

CHICAGO, July 25, 2019 – OneSpan Inc. (NASDAQ: OSPN), a global leader in software for trusted identities, e-signatures and secure transactions, today reported financial results for the second quarter and six months ended June 30, 2019.

“OneSpan’s mobile security software, subscription and hardware revenues all posted double-digit growth in the second quarter,” stated OneSpan CEO, Scott Clements. “Software and services bookings grew in excess of 30% sequentially and hardware bookings remained strong. We expect profitability to improve in the second half of 2019 on higher revenues, increasing contributions from software and services, and lower operating expenses.”

Second Quarter 2019 Financial Highlights

•

Revenue for the second quarter of 2019 was $56.2 million, an increase of 13% from $49.6 million for the second quarter of 2018. Revenue for the first six months of 2019 was $103.8 million, an increase of 9% from $95.0 million for the first six months of 2018.

•

Gross Profit for the second quarter of 2019 was $38.4 million and $69.9 million for the first six months of 2019. Gross Profit for the second quarter of 2018 was $36.0 million and $70.7 million for the first six months of 2018.  Gross margin for the second quarter of 2019 was 68% and for the first six months of 2019 was 67%. Gross margin for the second quarter of 2018 was 73% and for the first six months of 2018 was 74%.

•

GAAP operating loss for the second quarter of 2019 was $2.2 million, and for the first six months of 2019 was $7.7 million. GAAP operating loss for the second quarter of 2018 was $2.6 million, and for the first six months of 2018 was $1.0 million.

•

Adjusted EBITDA for the second quarter of 2019 was $2.5 million, or 5% of revenue, and for the first six months of 2019 was $0.4 million, or less than 1% of revenue. Adjusted EBITDA for the second quarter of 2018 was $5.3 million, or 11% of revenue, and for the first six months of 2018 was $11.5 million, or 12% of revenue.

•

GAAP net loss for the second quarter of 2019 was $2.5 million, or $0.06 per share. GAAP net loss for the first six months of 2019 was $8.1 million, or $0.20 per share. This compares to GAAP net loss of $1.0 million, or $0.03 per share for the second quarter of 2018, and GAAP net income of $0.8 million or $0.02 per share for the first six months of 2018.

•

Non-GAAP net income (loss) for the second quarter of 2019 was $0.6 million, or $0.01 per diluted share, and for the first six months of 2019 was $(2.4) million, or $(0.06) per diluted share. Non-GAAP net income for the second quarter of 2018 was $3.8 million, or $0.09 per diluted share, and for the first six months of 2018 was $8.5 million, or $0.21 per diluted share.

•	Cash, cash equivalents and short-term investments at June 30, 2019 totaled $75.4 million compared to $95.3 million and $99.5 million at March 31, 2019 and December 31, 2018, respectively.

1      An explanation of the use of non-GAAP measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures has also been provided in tables below.

Recent Business Highlights

•

OneSpan announced a strategic partnership with Avaloq, a global fintech leader and provider of software as a service (SaaS) and business process as a service (BPaaS) solutions to financial institutions processing more than $4.5 trillion in assets. Avaloq integrated OneSpan anti-fraud solutions into its cloud-based banking platform to enable customers to easily add mobile authentication, transaction signing and multifactor authentication. Avaloq joins a growing portfolio of global alliance partners supporting our Trusted Identity Strategy.

•

The Company’s Intelligent Adaptive Authentication solution won two awards during the second quarter. It was named Best FinTech Solution as part of the 2019 CODiE Awards based on platform flexibility, feature set, usability, security and interoperability. It was also awarded the Frost & Sullivan 2019 Global Customer Value Leadership Award in the risk-based authentication industry based on growth potential, operational efficiency and customer service experience.

•

OneSpan launched its Secure Agreement Automation cloud solution which delivers a digital account opening process and reduces application fraud. By automating and securing the account opening process, financial institutions can bring on new customers within minutes with less risk, lower costs and an improved customer experience.

•

OneSpan released its new Qualified Electronic Signature (QES) capability designed to help European financial services customers comply with the complex eIDAS requirements in a scalable, cost-effective manner. OneSpan is now able to efficiently deliver all three eIDAS e-signature types in its cloud platform.

•

OneSpan elected technology and financial services experts to its Board of Directors. Marc Boroditsky is Senior Vice President of Sales at Twilio Inc., and formerly President and COO of Authy prior to its acquisition by Twilio Inc. Mr. Boroditsky has significant commercial and product experience in cloud and cybersecurity technologies. Dr. Marc Zenner is former managing director and global co-head of Corporate Finance Advisory at J.P. Morgan. Dr. Zenner has extensive investment banking and capital markets experience.

Outlook for Full Year 2019

•	Revenue is expected to be in the range of $229 million to $237 million.
•	Adjusted EBITDA is expected to be in the range of $22 million to $27 million.

Conference Call Details

In conjunction with this announcement, OneSpan Inc. will host a conference call today, July 25, 2019, at 4:30 p.m. ET/22:30 CEST. During the conference call, Mr. Scott Clements, CEO, and Mr. Mark Hoyt, CFO, will discuss OneSpan’s results for the second quarter 2019.

To access the conference call, dial 866-354-0181 for the U.S. or Canada and 1-409-217-8086 for international callers. The conference ID number is 8299295.

The conference call is also available in listen-only mode at investors.onespan.com. The recorded version of the conference call will be available on the OneSpan website as soon as possible following the call and will be available for replay for approximately one year.

About OneSpan

OneSpan enables financial institutions and other organizations to succeed by making bold advances in their digital transformation. We do this by establishing trust in people’s identities, the devices they use, and the transactions that shape their lives. We believe that this is the foundation of enhanced business enablement and growth. More than 10,000 customers, including over half of the top 100 global banks, rely on OneSpan solutions to protect their most important relationships and business processes. From digital onboarding to fraud mitigation to workflow management, OneSpan’s unified, open platform reduces costs, accelerates customer acquisition, and increases customer satisfaction. Learn more about OneSpan at OneSpan.com and on Twitter, LinkedIn and Facebook.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. Securities laws, including statements regarding the potential benefits, performance, and functionality of our products and solutions, including future offerings; our expectations, beliefs, plans, operations and strategies relating to our business and the future of our business; our acquisitions to date and our strategy related to future acquisitions; and our expectations regarding our financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", expect", "intend", and statements that an event or result "may", "will", "should", "could", or "might" occur or be achieved and any other similar expressions. The forward-looking statements include, but are not limited to, our financial outlook for 2019, and the information included under the caption “Outlook for Full Year 2019”. These forward-looking statements involve risks and uncertainties, as well as assumptions which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: market acceptance of our products and solutions and competitors’ offerings; the potential effects of technological changes; our ability to effectively identify, purchase and integrate acquisitions; the execution of our transformative strategy on a global scale; the increasing frequency and sophistication of hacking attacks; claims that we have infringed the intellectual property rights of others; changes in customer requirements; price competitive bidding; changing laws, government regulations or policies; pressures on price levels; investments in new products or businesses that may not achieve expected returns; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; exposure to increased economic and operational uncertainties from operating a global business as well as those factors set forth in our Form 10-K (and other forms) filed with the Securities and Exchange Commission. In particular, we direct you to the risk factors contained under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K. Our SEC filings and other important information can be found on the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist, or changes in our expectations after the date of this press release.

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue
Product and license	$40,117	$34,986	$71,978	$68,480
Services and other	16,117	14,568	31,864	26,506
Total revenue	56,234	49,554	103,842	94,986

Cost of goods sold
Product and license	13,451	10,391	24,767	18,576
Services and other	4,429	3,182	9,152	5,732
Total cost of goods sold	17,880	13,573	33,919	24,308

Gross profit	38,354	35,981	69,923	70,678

Operating costs
Sales and marketing	16,040	16,622	30,423	30,899
Research and development	11,977	8,016	22,472	13,813
General and administrative	10,180	11,210	20,050	21,984
Amortization / impairment of intangible assets	2,368	2,744	4,716	4,945
Total operating costs	40,565	38,592	77,661	71,641

Operating loss	(2,211)	(2,611)	(7,738)	(963)

Interest income, net	69	340	204	733
Other income (expense), net	451	1,399	(100)	1,779

Income (loss) before income taxes	(1,691)	(872)	(7,634)	1,549
Provision for income taxes	770	130	499	759

Net income (loss)	$(2,461)	$(1,002)	$(8,133)	$790

Net income (loss) per share
Basic	$(0.06)	$(0.03)	$(0.20)	$0.02
Diluted	$(0.06)	$(0.03)	$(0.20)	$0.02

Weighted average common shares outstanding
Basic	40,038	39,908	40,037	39,902
Diluted	40,038	39,908	40,037	40,015

OneSpan Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	June 30,	December 31,
	2019	2018
ASSETS
Current assets
Cash and equivalents	$49,126	$76,708
Short term investments	26,296	22,789
Accounts receivable, net of allowances of $1,857 in 2019 and $1,152 in 2018	68,185	59,631
Inventories, net	20,220	14,428
Prepaid expenses	7,016	4,733
Contract assets	5,167	7,962
Other current assets	7,516	5,705
Total current assets	183,526	191,956
Property and equipment:
Furniture and fixtures	7,769	7,613
Office equipment	11,862	11,059
Total Property and equipment:	19,631	18,672
Accumulated depreciation	(13,397)	(12,422)
Property and equipment, net	6,234	6,250
Operating lease right-of-use assets	8,278	—
Goodwill	92,903	91,841
Intangible assets, net of accumulated amortization	40,571	45,462
Deferred income taxes	5,594	5,601
Contract assets - non-current	1,987	3,316
Other assets	8,080	8,400
Total assets	$347,173	$352,826
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$11,643	$7,202
Deferred revenue	28,322	33,633
Accrued wages and payroll taxes	12,997	13,932
Short-term income taxes payable	1,341	6,905
Other accrued expenses	8,366	9,323
Deferred compensation	1,029	1,362
Total current liabilities	63,698	72,357
Long-term deferred revenue	14,173	10,672
Lease liability long term	7,474	—
Other long-term liabilities	5,885	7,075
Long-term income taxes payable	7,111	7,620
Deferred income taxes	4,017	2,661
Total liabilities	102,358	100,385
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at December 31, 2019 and 2018	—	—
Common stock: $.001 par value per share, 75,000 shares authorized; 40,342 and 40,225 issued and outstanding at June 30, 2019 and December 31, 2018, respectively	40	40
Additional paid-in capital	94,272	93,310
Accumulated income	164,246	172,378
Accumulated other comprehensive loss	(13,743)	(13,287)
Total stockholders' equity	244,815	252,441
Total liabilities and stockholders' equity	$347,173	$352,826

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	Six months ended June 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$(8,133)	$790
Adjustments to reconcile net income (loss) from operations to net cash provided by (used in) operations:
Depreciation, amortization, and impairment of intangible assets	5,734	6,020
Loss (gain) on disposal of assets	—	(49)
Deferred tax expense (benefit)	(349)	(13)
Stock-based compensation	1,229	1,809
Accounts receivable, net	(8,788)	7,181
Inventories, net	(5,792)	(2,414)
Contract assets	4,123	(4,282)
Accounts payable	4,448	(2,195)
Income taxes payable	(5,993)	(5,946)
Accrued expenses	(4,269)	(347)
Deferred compensation	(332)	(1,069)
Deferred revenue	(1,758)	3,468
Other assets and liabilities	(2,913)	(3,599)
Net cash used in operating activities	(22,793)	(646)

Cash flows from investing activities:
Purchase of short term investments	(12,829)	—
Maturities of short term investments	9,500	80,000
Purchase of Dealflo, net of cash acquired	—	(53,065)
Additions to property and equipment	(989)	(3,016)
Net cash provided by (used in) investing activities	(4,318)	23,919

Cash flows from financing activities:
Tax payments for restricted stock issuances	(266)	(233)
Net cash used in financing activities	(266)	(233)

Effect of exchange rate changes on cash	(205)	(269)

Net increase (decrease) in cash	(27,582)	22,771
Cash, cash equivalents, and restricted cash, beginning of period	77,555	78,661
Cash, cash equivalents, and restricted cash, end of period	$49,973	$101,432

Revenue by major products and services  (in thousands, unaudited):

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Hardware products	$29,039	$24,576	$53,329	$42,067
Software licenses	11,078	10,410	18,649	26,413
Subscription	5,338	3,818	10,589	6,788
Professional services	848	1,157	1,657	2,121
Maintenance, support and other	9,931	9,593	19,618	17,597
Total Revenue	$56,234	$49,554	$103,842	$94,986

Non-GAAP Financial Measures

We report financial results in accordance with GAAP. We also evaluate our performance using certain non-GAAP operating metrics, namely Adjusted EBITDA, non-GAAP Net Income and non-GAAP diluted EPS. Our management believes that these measures provide useful supplemental information regarding the performance of our business and facilitates comparisons to our historical operating results. We believe these non-GAAP operating metrics provide additional tools for investors to use to compare our business with other companies in the industry.

These non-GAAP measures are not measures of performance under GAAP and should not be considered in isolation, as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these non-GAAP measures are useful within the context described below, they are in fact incomplete and are not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business, and how taxes affect the final amounts that are or will be available to shareholders as a return on their investment. Reconciliations of the non-GAAP measures to the most directly comparable GAAP financial measures are found below.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization, long-term incentive compensation, and certain other non-recurring items, including acquisition related costs, lease exit costs, rebranding costs, and accruals for legal contingencies. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, lease exit costs, reversal of a prior period legal contingency accrual), or deal with the structure or financing of the business (e.g., interest, acquisition related costs, rebranding costs) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find the comparison of our results to those of our competitors is facilitated when we do not consider the impact of these items.

Reconciliation of Net Income to Adjusted EBITDA

(in thousands, unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income (loss)	$(2,462)	$(1,002)	$(8,133)	$790
Interest income, net	(69)	(340)	(204)	(733)
Provision for income taxes	770	130	499	759
Depreciation and amortization / impairment of intangible assets	2,872	3,273	5,734	6,020
Long-term incentive compensation	1,432	1,398	2,487	2,750
Rebranding costs	—	462	—	522
Acquisition related costs	—	1,087	—	1,087
Lease exit costs	—	315	—	315
Adjusted EBITDA	$2,543	$5,323	$383	$11,510

Non-GAAP Net Income (Loss) & Non-GAAP Diluted EPS

We define non-GAAP net income (loss) and non-GAAP diluted EPS, as net income (loss) or EPS before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, and certain other non-recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitors.

Long-term incentive compensation for management and others is directly tied to performance and this measure allows management to see the relationship of the cost of incentives to the performance of the business operations directly if such incentives are based on that period’s performance. To the extent that such incentives are based on performance over a period of several years, there may be periods which have significant adjustments to the accruals in the period but which relate to a longer period of time, and which can make it difficult to assess the results of the business operations in the current period. In addition, the Company’s long-term incentives generally reflect the use of restricted stock grants or cash awards while other companies may use different forms of incentives the cost of which is determined on a different basis, which makes a comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue and related amortization expense will recur in future periods until expired or written down.

We exclude certain other non-recurring items including impacts of tax reform, acquisition related costs, rebranding costs, lease exit costs, and reserves for certain legal contingencies as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.

We make a tax adjustment based on the above adjustments resulting in an effective tax rate on a non-GAAP basis, which may differ from the GAAP tax rate. We believe the effective tax rates we use in the adjustment are reasonable estimates of the overall tax rates for the Company under its global operating structure.

Reconciliation of Net Income (Loss) to Non-GAAP Net Income (Loss)

(in thousands, unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income (loss)	$(2,462)	$(1,002)	$(8,133)	$790
Long-term incentive compensation	1,432	1,398	2,487	2,750
Amortization / impairment of intangible assets	2,368	2,744	4,716	4,945
Rebranding costs	—	462	—	522
Lease exit costs	—	315	—	315
Acquisition related costs	—	1,087	—	1,087
Tax impact of adjustments*	(760)	(1,201)	(1,441)	(1,924)
Non-GAAP net income (loss)	$578	$3,803	$(2,371)	$8,485

Non-GAAP net income (loss) per share	$0.01	$0.09	$(0.06)	$0.21

Weighted average number of shares used to compute Non-GAAP diluted earnings per share	40,062	40,045	40,037	40,015

*The tax impact of adjustments is calculated as 20% of the adjustments in all periods.

Copyright© 2019 OneSpan North America Inc., all rights reserved. OneSpan™, the “O” logo, “BE BOLD. BE SECURE.”™, and DEALFLO™ are registered or unregistered trademarks of OneSpan North America Inc. or its affiliates in the U.S. and other countries. Any other trademarks cited herein are the property of their respective owners.

Investor contact:

Joe Maxa

M: +1-612‑247‑8592

O: +1-312-766-4009
joe.maxa@onespan.com